Exhibit 99.3

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

Bel Names Eric Nowling To Its Board of Directors

JERSEY CITY, NEW JERSEY, July 30, 2014 . . . BEL FUSE INC. (NASDAQ:BELFA) and (NASDAQ:BELFB) announced today that Eric Nowling has been appointed to the company's Board of Directors.  Mr. Nowling's appointment increases the number of Board members to ten, including nine outside Directors.
Daniel Bernstein, Bel's President and CEO, said, "With 35 years of accounting and financial management experience at public companies substantially larger than Bel, we believe that Eric Nowling is exceptionally well-qualified to join our Board as we continue to grow through acquisitions.  Bel has made three major acquisitions in the past 16 months that will double our sales going forward."
Eric Nowling, 57 years old, currently is Vice President of Global Accounting for Verint Systems Inc., a NASDAQ-listed company based in Melville, New York with annual revenue of approximately $1 billion generated by multiple global operating entities.  Previously, he served as Vice President, Controller and Chief Accounting Officer, and for several years as CFO, for Standard Microsystems Corporation.
Mr. Nowling holds a B.S. degree in Economics (magna cum laude), from the University of Pennsylvania's Wharton School of Business and is a CPA in the State of New York.

About Bel
Bel (www.belfuse.com) is engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  Bel's product groups  include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC-DC power supplies, DC-DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

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